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                          PROPERTY MANAGEMENT AGREEMENT

         THIS PROPERTY MANAGEMENT AGREEMENT ("Agreement") made as of January 1, 1995 by and between API RED LION SHOPPING CENTER ASSOCIATES, a New York limited partnership ("Owner") and SKR MANAGEMENT CORP., a New York corporation ("Agent").

                                   BACKGROUND

         A. Owner is the owner of the land and improvements known as Red Lion Shopping Center, 9898-9850 Roosevelt Boulevard, Philadelphia, Pennsylvania (the "Property").

         B. Owner desires to retain Agent as its exclusive agent for the purposes of leasing and managing the Property on behalf of Owner and Agent is willing to act as agent for Owner with respect to the Property on the terms and conditions of the Agreement as more fully set forth herein.

         NOW THEREFORE, in consideration of the agreements and covenants herein contained, and intending to be legally bound hereby, Owner and Agent agree as follows:

         1. Owner hereby employs Agent to manage and lease as the exclusive broker the property upon the terms and conditions hereinafter set forth for an initial term of three (3) years from the date hereof unless otherwise extended, renewed or terminated as hereinafter set forth.

         2. Agent agrees to perform the following:

         2.1. Use its best efforts to lease or cause brokers or other agents to lease on behalf of Owner all available space in the Property;

         2.2. Diligently to collect rents, additional rents and all other sums due from tenants when due and, where necessary or appropriate, and except as directed otherwise by Owner (in which event Owner shall bear the administrative costs of relieving Agent of such duty or duties), take all such actions as Agent shall deem necessary or advisable to enforce all rights and remedies of Owner under the leases relating to the Property (the "Leases") or to protect the interest of Owner, including, without limitation, the preparation and delivery to tenants under the Leases ("Tenants") of all "late payment", default, and other appropriate notices, requests, bills, demands, and statements. Agent may retain counsel, collection agencies, and such other persons and firms as Agent shall deem appropriate or advisable to enforce, after notification to Owner, by legal action the rights and remedies of Owner against any Tenant default in the performance of its obligations under a Lease. Agent shall promptly notify Owner of the progress of any such legal action;

         2.3. To pay from the operating funds of the Property or such other funds as are provided by Owner bills and expenses for the maintenance, repair and operation of the Property, provided, however, that all expenditures in excess of $5,000 in any single transaction or more than $50,000 in the aggregate in any period of twelve (12) consecutive months shall be subject to Owner's approval unless such expenditure is included in the operating budget for the Property that has been approved by Owner, and provided further that Agent shall notify Owner of any budget expenditures cumulatively exceeding ten percent (10%) of any approved annual budget;
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         2.4. To establish and maintain such books of account, records, and other documentation pertaining to the operation and maintenance of the Property as are customarily maintained by managing agents of properties similar in location and size to that of the Property. Agent shall prepare or cause to be prepared and file all returns and other reports relating to the Property, other than income tax returns and any reports or returns that may be required of any foreign owner of U.S. real property, as may be required by any governmental authority or otherwise under this Agreement. Agent shall periodically report to Owner on the general operations, occupancy, physical condition, disbursements, delinquencies, uncollectible accounts, and other matters relating to the Property. Agent shall prepare and forward to Owner a written report each month showing the receipts and expenditures for such month, the receipts and expenditures year-to-date and the variations from the agreed upon budget. These statements shall, upon Owner's request, be accompanied by appropriate documentation of all expenditures made by Agent under this Agreement. As soon as practicable after the end of each calendar year and after the expiration or termination of this Agreement, Agent shall use reasonable efforts to prepare and deliver to Owner statements pertaining to the operation and maintenance of the Property during the preceding calendar year. Agent shall prepare and submit to Owner for its approval no later than December 1st of each calendar year (or such later date as the parties agree) a proposed pro forma budget for all costs pertaining to the operation and maintenance of the Property during the ensuing calendar year. Each such budget shall be substantially in the same form as the approved budget in effect for the prior calendar year, shall set forth expenditures on an annual and a monthly basis, and shall not, except for informational purposes, include estimates for costs and expenses for which Owner will be reimbursed by Tenants under the Leases. Agent shall make such reasonable modifications to each proposed pro forma budget it prepares in accordance with this section until Owner shall have approved this budget in writing, which approval shall not be unreasonably withheld or delayed. Such budget and revisions shall be deemed to be accepted and approved by Owner unless specifically rejected or accepted within fifteen (15) days of submission;

         2.5. To account for all advance deposits of Tenants;

         2.6. To refund to Tenants from escrow accounts, funds of the Property or funds provided by Owner, as appropriate, pro-rated rents, rebates, allowances, advance deposit refunds, and such other amounts as are legally due Tenants;

         2.7. To collect from Tenants all insurance policies, Tenant insurance certificates, or other evidence of insurance required to be carried by Tenants;

         2.8. Unless otherwise instructed by Owner, to secure for and on behalf of and at the expense of Owner such insurance, including without limitation, employee dishonesty insurance, fire and extended coverage property insurance, public liability insurance and workers' compensation insurance, as may be deemed by Owner (or any mortgagees) to be necessary or appropriate, in amounts satisfactory to Owner and Agent and naming Owner and Agent as co-insureds and in form and substance satisfactory to Owner, Agent and any mortgagees; provided, however, that if Agent promptly notifies Owner of the insurance so secured on behalf of Owner, and promptly complies with Owner's instructions regarding such insurance, Owner releases and holds Agent harmless of and from any claims, loss, damages and liability of any nature whatsoever based upon or in any way relating to Agent's securing or failure to secure any insurance, or any decision made by Agent with respect to the amount or extent of coverage thereof or the company or companies issuing, brokering or negotiating such insurance;



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         2.9. To respond to complaints and inquiries by Tenants, prospective tenants and others, and to take such corrective actions as Agent deems appropriate;

         2.10. To contract on behalf of and at the expense of Owner for such supplies and services in reasonable quantities and at reasonable prices as may be appropriate with respect to the Property, and to supervise and administer such contracts, including, without limitation, contracts for mechanical maintenance (including preventative maintenance), window and facade maintenance and cleaning, metal maintenance, pest control, trash removal, janitorial and maintenance supplies, building security, public relations, collection and credit reporting, legal and accounting services, computer services, architectural and engineering services, laundry services, and janitorial or cleaning services. In so contracting, Agent may contract with entities or persons affiliated with it, provided, however, that the rates and charges of the affiliated entity or person are generally competitive and consistent with rates and charges by non-affiliated entities and will obtain a minimum of two competitive bids from nonaffiliated contractors respecting any contract exceeding Ten Thousand Dollars ($10,000.00);

         2.11. To negotiate on behalf of Owner any applicable labor or collective bargaining agreements related to employees of Owner at the Property;

         2.12. To hire, discharge, promote or demote, and supervise the on-site employees of Owner, if any, which employees may include, but are not necessarily limited to, a building executive director or supervisor, building manager, leasing specialist or leasing agent, secretarial and clerical staff, maintenance personnel, porters, laborers, security staff and watchmen, provided, however, that any personnel hired by Agent whose wages are not provided for in the approved budget, or otherwise approved by Owner and shall be employees of Agent and their wages and fringe benefits shall be paid by Agent without reimbursement by Owner;

         2.13. To supervise and coordinate the moving in and moving out of Tenants to accomplish efficient and time saving use of personnel and elevators and maintain appropriate public relations with Tenants and prospective tenants;

         2.14. To prepare and file and/or cause to be prepared and filed on behalf of Owner necessary forms for insurance, hospitalization, benefits, social security taxes, union dues and contributions and such other forms, documents and returns as may be required by any governmental authority, a collective bargaining agreement, or otherwise with respect to employees of Owner at the Property;

         2.15. To prepare and file or cause to be prepared and filed on behalf of Owner such applications for permits, and/or licenses as may be required for the operation of the Property;

         2.16. To prepare and, where appropriate, transmit payroll records, accounting reports, vacancy and occupancy reports, delinquency reports, cash flow reports, and disbursement ledgers. Agent may contract with others, including but not limited to entities or persons affiliated with it, or provide its own personnel for the performance of accounting, bookkeeping and computer services in connection with such preparation and transmittal, all without any additional charge to Owner;

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         2.17. To institute and prosecute on behalf of Owner such legal actions or proceedings as the Agent deems appropriate; to collect sums due Owner; with Owners approval, to evict a Tenant, former Tenant or occupant of the Property; to regain possession of the Property or any part thereof; to contest any bill or charge asserted against or with respect to the Property; to defend any administrative or legal action brought against Agent and/or Owner with respect to the Property; with Owner's approval, to commence litigation pertaining to any labor or employment related dispute; to administratively process or litigate any tax related issue or other issues relating to the Property; to appeal all such proceedings and law suits; and to settle or compromise any claims, law suits, judgments and proceedings relating to the Property, provided however that Agent shall first notify Owner of any compromise which would result in an expenditure by or loss to Owner in excess of $10,000;

         2.18. To maintain such bank or similar accounts on behalf of Owner as are necessary or appropriate in the operation of the Property, including such reserve, investment, security, escrow and other accounts;

         2.19. To open and maintain accounts on behalf of Owner with such suppliers and vendors as are necessary or appropriate for the efficient operation of the Property;

         2.20. Subject to the approval by the Owner, to join and participate on Owner's behalf in such professional, trade or industry organizations and associations relating to office buildings as is necessary or appropriate with respect to the operation of the Property;

         2.21. To notify Owner of any violations of any laws, orders, rules, or determinations of any governmental authority or agency affecting the Property promptly after such occurrence is known to Agent;

         2.22. To notify Owner of any catastrophe or major loss or damage or other material adverse change with respect to the property, and to similarly notify all appropriate insurance authorities of the same, promptly upon Agent's knowledge thereof;

         2.23. To supervise and arrange for all construction work performed on behalf of Owner at, in or about the Property, provided, however, that with respect to any construction work in excess of $10,000, Agent shall be paid a construction supervision fee in the amount of five percent (5%) of the total construction costs or such greater amount as is negotiated and agreed upon by Agent and Owner;

         2.24. Upon request of Owner, to provide or arrange for such engineering, architectural, design or consulting services with respect to construction, rehabilitation or decorating work or proposed construction, rehabilitation or design work at the Property, all such services to be paid for by Owner;

         2.25. To handle on behalf of Owner the submission to appropriate insurance officials of insurance claims and the settlement thereof, provided however, that with respect to any proceeds or reimbursements with respect to such claim which is in excess of Twenty Five Thousand Dollars ($25,000), Agent shall be paid a processing fee, in addition to all other fees set forth herein, in an amount equivalent to three percent (3%) of the amount received by the Owner with respect to that claim;

         2.26. To prepare such reports, data, presentations, market surveys or other material as Owner requests in connection with the sale, refinancing, disposition or master leasing of the Property;
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         2.27. To institute at Owner's expense, advertising, marketing and public relations campaigns pertaining to the Property;

         2.28. To recommend to Owner, where Agent deems it appropriate, programs for the rehabilitation, remodeling, repairs and marketing of the Property; and

         2.29. To perform such other services on behalf of Owner with respect to the Property customarily performed by agents within the Property's geographical area as shall be reasonably requested from time to time by Owner. If Owner and Agent disagree as to which services are customarily performed by agents as aforesaid, Agent shall not be required to perform such service until resolution of such dispute, and such non-performance shall not be the basis of termination by Owner of this Agreement.

         3. Owner expressly withholds from Agent any power or authority to make any structural changes in any building or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers above vested in Agent without the prior written direction of Owner (or any party that Owner shall direct), except such emergency repairs as may be required because of danger to life or property or which are immediately necessary for the preservation and safety of the Property or the safety of the occupants thereof or are required to avoid the suspension of any necessary service to the Property.

         3.1. Agent agrees to remit promptly to the account designated by Owner, all receipts received in the prior calendar month with respect to the Property in excess of budgeted operating expenses and reserves.

         4. Owner shall, at all times, provide necessary funds to maintain and operate the Property as efficiently as possible and in a first class manner in keeping with the standards of operations for similarly situated shopping centers in the area. Owner shall advance such funds to Agent no later than fifteen (15) days after its receipt from Agent of notice of the necessity for such advance. Owner agrees to provide any anticipated cash deficits fifteen (15) days prior to its occurrence.

         5. Except as otherwise provided for herein, Owner shall pay to Agent a property management fee in an amount equal to four percent (4 %) of the gross receipts of the Property. This fee shall be payable in monthly installments from the operating accounts maintained pursuant to Section 2.17 hereof Gross receipts of the Property shall include all rents, percentage rents, tenant charges, reimbursements from Tenants for common area maintenance charges, insurance, utilities and real estate taxes and such other amounts as are collected from Tenants and shall exclude the proceeds from any sale or refinancing of the Property or any portion thereof and the proceeds of any settlements, insurance award (except as provided in Section 2.24) or condemnation award. This fee does not include payment for leasing services.

         5.1. To the extent that operating revenues of the Property are insufficient to pay the management fee in full when due, and to the extent that Agent agrees in writing in advance to defer receipt by it of any part of the management fee due it, the amount so deferred shall bear interest at the rate of two percentage points in excess of the "prime rate" or "base rate" from time to time announced by Citibank N.A., New York New York compounded monthly. Nothing herein contained, however, shall be construed to obligate Agent to defer receipt by it of any management fee or other fees whatsoever.

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         5.2. Agent or its affiliate shall be the leasing agent for the
Property. Owner shall pay brokerage commissions to outside brokers, if used in connection with negotiating a lease, at the rates annexed hereto as Schedule of Brokerage Commissions. Owner shall pay Agent or its affiliate a leasing commission for each lease signed during the term of this Agreement upon occupancy by the tenant pursuant thereto in an amount equal to ninety percent (90%) of the full leasing commission; provided however, the leasing commission to Agent or its affiliate shall be reduced to forty five percent (45%) of a full commission in the event that an outside broker is the procuring broker and is paid a full commission. In the event of a renewal, the commission payable to Agent shall be one-half of the commission otherwise payable. This limitation shall not apply to commissions for the expansion of an existing tenant.

         5.3. Owner agrees to pay to Agent or its affiliate a sales commission equal to 1% of the sales price of the Property, not to exceed $100,000 provided that no outside broker is involved. However, if there is an outside broker involved, then Owner shall pay Agent an amount equal to one-half of the difference between 3% of the sales price and the commission payable to the outside broker, not to exceed $100,000.

         5.4. Owner agrees to pay to Agent or its affiliate a commission equal to 1% of the principal amount of any financing/refinancing arranged for the Property, not to exceed $100,000, provided that aggregate commissions for financing to all involved parties shall not exceed 2%.

         6. Owner shall reimburse Agent for reasonable, actual out-of-pocket expenses including telephone and facsimile charges, postage and express mail service and travel and food expenses incurred by Agent in connection with Agent's on site supervision of the Property by Agent's officers and personnel (evidenced by receipts submitted to Owner).

         7. The Agent, on behalf of Owner, shall engage Stuart H. Widowski, Esq., or his successor, as legal counsel to provide legal services for Owner and the Property. Such services shall be provided as required and at a rate of $200 per hour unless otherwise agreed to by Owner or Agent.

         8. In performing its obligations hereunder, Agent shall comply with all applicable federal, state and local laws and regulations.

         9. The initial term of this Agreement shall be for a period of three
(3) years from the date hereof and this Agreement shall automatically renew from year to year thereafter unless and until terminated by either party upon ninety
(90) days' prior written notice thereof. Notwithstanding the foregoing, Owner shall be entitled to terminate this Agreement (with no additional compensation) at any time upon fifteen (15) days' notice to Agent in the event of the malfeasance or breach of this Agreement by Agent or upon the filing of a bankruptcy petition against or by Agent. This Agreement shall terminate automatically (with no additional compensation) if:

                  (i) all or substantially all of the Property is condemned or acquired by eminent domain; or
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                  (ii) all or substantially all of the Property is destroyed by fire or other casualty as a result of which all or substantially all of Tenants are unable to continue the normal conduct of their business in their respective occupied spaces and are permanently released under their respective leases from the payment of all rent thereunder; or

                  (iii) all of the Property is sold to an unrelated, third-party purchaser; or

                  (iv) in the event of the death, disability (for a period of 180 days during any 365 consecutive days) or incompetency of Leo S. Ullman, or if Leo S. Ullman is no longer chief executive officer of the Agent or the Agent's permitted assign.

          10. Owner shall pay or reimburse Agent for any monies due it under this Agreement for services prior to termination, notwithstanding termination of this Agreement. All provisions of this Agreement that require Owner to have insured or to defend, reimburse or indemnify Agent shall survive any termination and, if Agent is or becomes involved in any proceeding or litigation by reason of having been Owner's Agent, such provisions shall apply as if this Agreement were still in effect. Owner agrees that Agent may withhold funds for thirty (30) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced, and to close accounts.

          11. Owner agrees to release, indemnify, defend, and save the Agent, its officers and employees harmless from and against all claims, disputes, losses, liabilities and suits (including but not limited to all attorneys' fees and litigation expenses and Agent's costs in connection therewith) in any way:

                  (i) relating to or arising in connection with the Property and/or damage to property and injuries to or death of any employee, invitee or other person whomsoever, and/or Agent's performance of its duties hereunder;

                  (ii) relating to any proceeding or suit involving an alleged violation by Owner of any law applicable to the Property or operations thereof; and

                  (iii) relating to obligations assumed by Agent, its officers or employees in connection with any financing or refinancing entered into in connection with the Property.

         11.1. The obligations of Owner to indemnify, hold harmless, and reimburse Agent are subject to the following conditions:

                  (i) Agent shall promptly notify Owner of any matter with respect to which Owner is required to indemnify, hold harmless, or reimburse Agent; and

                  (ii) Agent shall not take or fail to take any actions, including an admission of liability, which would bar Owner from enforcing any applicable coverage under policies of insurance held by Owner or would prejudice any defense of Owner in any appropriate legal proceedings pertaining to any such matter or otherwise prevent Owner from defending itself with respect to any such matter, provided such action or failure to act resulted from the gross negligence or willful malfeasance of Agent.

                  Notwithstanding the foregoing, Owner shall not be required to indemnify, hold harmless, or reimburse Agent with respect to any matter to the extent the same resulted from the gross negligence or willful malfeasance of Agent or actions taken by Agent outside of the scope of Agent's authority under this Agreement or any express or implied direction of Owner.

                  The provisions of this section shall survive the expiration and any termination of this Agreement.

          12. Owner and Agent shall each waive any claim for loss or damage against the other and mutually agree to hold each other harmless for loss to the Property to the extent that either party is reimbursed or indemnified by insurance coverage.

          13. Agent will promptly notify Owner of any violations of any requirements of any statute, ordinance, law or regulation of any Governmental body or any public authority or official thereof having jurisdiction and shall promptly take all actions necessary to cure such violations and to prevent any civil or criminal liability from being imposed.

          14. In the event it is alleged or charged that the Property or any equipment therein or any act or failure to act by the Owner or its agents with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any provision, statute, ordinance, law, or regulation of any Governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Agent, in its sole and absolute discretion' considers that the action or position of Owner may result in damage or liability to Agent, Agent shall have the right to cancel this Agreement at any time by giving not less than thirty (30) days' prior written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such notice may be served personally or by United States certified mail, and if served by mail shall be deemed to have been served when deposited in the United States mail system. Such cancellation shall not release the indemnities of Owner and Agent set forth herein and shall not terminate (i) any liability or obligation of Owner to Agent for any payment, reimbursement, or other sum of money then due and payable to Agent hereunder as of the date of such cancellation, or (ii) any obligation of Agent to remit moneys to Owner or to complete its obligations hereunder to the date of such cancellation. Agent shall cooperate with Owner to ensure a smooth and efficient transition to a new managing agent, including but not limited to, prompt delivery of files relating to the Property.

          15. Agent agrees to release, indemnify, defend and save Owner harmless from and against all claims, disputes, losses, liabilities and suits (including but not limited to all attorneys' fees and litigation expenses and Owner's costs in connection therewith) in any way resulting from the gross negligence or willful malfeasance of Agent, or its employees:

                  (i) Relating to or arising in connection with the Property and/or damage to property and injuries to or death of any employee, invitee or other person whomsoever, and/or Agent's performance of its duties hereunder; and

                  (ii) Relating to any proceeding or suit involving an alleged violation by Agent of any law applicable to the Property or operations thereof.

         16. It is expressly agreed by the parties that:


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          16.1. The parties have entered into this Agreement without any inducements, representations, statements, warranties or agreements made by either party other than those expressly stated herein.

          16.2. This Agreement embodies the entire understanding of the parties with respect to the subject matters stated herein and there are no other understandings or undertakings related to the within subject matters. This Agreement may be modified only by a written agreement signed by the parties hereto.

          16.3. The provisions of this Agreement are severable and to the extent that any provision herein is determined by court order, law or rule to be invalid, such invalidity shall in no way affect nor invalidate the other provisions of this Agreement.

          16.4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          16.5. With respect to any and all disputes under or relating to this Agreement, the parties consent to the exclusive jurisdiction and venue of the Supreme Court of the State of New York Nassau County and the United States District Court for the Eastern District of New York and the appellate courts with supervisory powers thereover.

          16.6. The parties agree that in any litigation or proceeding commenced by either party against the other, service of process shall be deemed to be effective either by hand delivery thereof or by the mailing thereof via certified mail, postage prepaid, with a proof of mailing receipt validated by the U.S. Postal Service constituting the sufficient evidence of service of process.

          16.7. With respect to any notices that are required or permitted to be made pursuant to this Agreement, they shall be in writing and either delivered personally or sent by United States mail addressed as follows:

                                  As to Owner:

                     API RED LION SHOPPING CENTER ASSOCIATES
                            c/o SKR Management Corp.
                        44 South Bayles Avenue, Suite 304
                         Port Washington, New York 11050
                            Attention: Leo S. Ullman

                                  As to Agent:

                              SKR Management Corp.
                        44 South Bayles Avenue, Suite 304
                         Port Washington, New York 11050
                           Attention: Brenda J. Walker

          16.8. This Agreement may not be assigned by Agent without the prior written consent of Owner, provided, however, that Owner consents to Agent's designating a subsidiary or affiliate of Agent to act on behalf of Agent as leasing and rental agent for the Property. This Agreement shall be binding upon and benefit the parties hereto and their respective successors and permitted assigns.

         17. Owner expressly consents to the assignment of Agent's rights and obligations hereunder to Acadia Management Company.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Property Management Agreement as of the day and year first set forth above.

                                          AGENT

                                          SKR MANAGEMENT CORP.

                                          By: /s/ Brenda J. Walker
                                              --------------------------------
                                              Brenda J. Walker
                                              Vice President

                                          OWNER

                                          API RED LION SHOPPING
                                          CENTER ASSOCIATES

                                          By: SILVER CIRCLE MANAGEMENT CORP.
                                                General Partner

                                          By: /s/ Leo Ullman
                                              --------------------------------
                                              Leo Ullman
                                              President